Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-44460) of Oceaneering International, Inc. and in the related Prospectus, and in the Registration Statements (Form S-8 Nos. 333-98209, 333-98211, 333-99563 and 333-124947) of our reports dated February 26, 2008, with respect to the consolidated financial statements of Oceaneering International, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Oceaneering International, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ ERNST & YOUNG LLP
Houston, Texas
February 26, 2008